SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment
Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                IGAM Group Funds

Address of Principal Business Office (No. & Street, City, State,
Zip Code):
     133 Old Tower Road, Suite 1, Wakefield, RI 02879

Telephone Number (including area code):   (401) 788-0977

Name and address of agent for service of process:

                      Eugene Y.W. Lee, Ph.D.
         133 Old Tower Road, Suite 1, Wakefield, RI 02879

Copies to:

  Michael P. O'Hare, Esq., Stradley, Ronon, Stevens & Young, LLP
       2600 One Commerce Square, Philadelphia, PA 19103-7098

Check appropriate Box:

Registrant is filing a Registration Statement pursuant to Section
8(b) of the Investment Company Act of 1940 concurrently with the
filing of Form N-8A:      YES  [X]  NO  [ ]

                            SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Wakefield, Rhode Island as of the 20th day of July, 1999.

                               IGAM Group Funds


                               BY: /s/ EUGENE Y. W. LEE

                               Eugene Y.W. Lee, Ph.D., Trustee

Attest:    JONG HO HWANG

Jong Ho Hwang, Secretary and Trustee